Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is entered into by and between Robert Discordia (“Employee”) and Corbus Pharmaceuticals, Inc. (“Corbus”), on its own behalf and on behalf of its past and present parents, subsidiaries and affiliates, and their respective past and present predecessors, successors, assigns, representatives, officers, directors, insurers, agents, attorneys, and employees. The term “Corbus,” when used in this Agreement, includes Corbus Pharmaceuticals Holdings, Inc., its past and present parents, subsidiaries and affiliates, and its respective past and present predecessors, successors, assigns, representatives, officers, directors, insurers, agents, attorneys, and employees.

Whereas Employee and Corbus are parties to an Amended and Restated Employment Agreement dated as of April 11, 2020 (the “Employment Agreement”); and

Whereas, Employee has resigned from Corbus for “Good Reason” pursuant to section 10.6, paragraph 2, subsection (iii) of the Employment Agreement and Company has accepted Employee’s resignation for Good Reason causing employment with Corbus to end as of November 2, 2020 (the “Separation Date’’); and

Whereas, Employee and Corbus desire fully and finally to resolve any and all claims or disputes, whether known or unknown, that have been made or could have been made by or on behalf of Employee against Corbus or by or on behalf of Corbus against Employee relating to conduct or events occurring up to the date on which both parties execute this Agreement. Accordingly, the parties to this Agreement hereby agree as follows:

1. Separation Payment to Employee. In consideration for Employee timely signing and returning this Agreement, not revoking his acceptance, as provided in Sections 16 and 1 7 of this Agreement and complying with all of its terms, Corbus agrees to provide Employee with (a) the gross sum of Four Hundred Thousand Dollars ($400,000), less applicable payroll deductions and withholdings, payable in twenty-six equal installments over a 52-week period, commencing on the next regular pay date after the Effective Date (as defined in Section 17 below); (b) provided Employee timely elects COBRA, the Company will pay the full cost of Employee’s COBRA premiums for twelve (12) months; and ( c) Company will grant Employee an extension of the period of time that Employee may exercise any vested stock options as of the Separation Date, until December 31, 2021; (d) _Company will pay to the outplacement firm(s) as employee relations and transition expenses (not compensation to Employee) the fees expenses of such firm(s) for Employee’s outplacement. Employee agrees that except as provided herein, he is entitled to no additional compensation or benefits of any kind.

2. Unused, Earned Time-Off. Company will pay Employee for 37.73 hours of accrued and unused vacation (less regular payroll deductions) as of the Separation Date regardless of whether Employee signs this Agreement.

3. Withdrawal of Claims. Upon execution of this Agreement by Corbus, Employee agrees to withdraw and dismiss with prejudice any claims, charges, or complaints that Employee has initiated or that others have initiated on Employee’s behalf against Corbus in any forum. This release does not release Corbus from its obligations under this Agreement or from any claims Employee may have for any future breach of this Agreement or from any and all obligations of indemnity or claims under officer and director insurance coverage owed to Employee for the period of his service as an officer of the Company.

4. Waiver and Release of Claims by Employee. Employee, on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, covenants not to sue, and fully, finally and forever releases and discharges Corbus, its past and present parents, subsidiaries and affiliates, and their respective past and present predecessors, successors, assigns, representatives, officers, directors, agents, attorneys and employees (the “Released Parties”), from any and all claims and rights of any kind that he may have, whether now known or unknown, suspected or unsuspected, of any kind as of the date that Employee signs and returns this Agreement. These claims and rights released include, but are not limited to, claims under M.G. L. c. 149, §§ 148 and 150 (releasing all wage and hour claims under the Massachusetts Wage Act), Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Equal Pay Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the National Labor Relations Act, The Fair Labor Standards Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the WARN Act, the Fair Credit Reporting Act, the Sarbanes-Oxley Act of 2002, the federal False Claims Act, the Massachusetts Maternity Leave Act, the Massachusetts Fair Employment Practices Act, Mass. G. L. Chapter 15 IB, et. seq., the Massachusetts Equal Pay Act, G.L. Chapter 151B, sec. 105A, state fair employment statutes, and all other claims and rights under other federal, state, and local statutory and common law, including but not limited to public policy, contract and tort and any and all claims for attorney’s fees. Employee expressly acknowledges that this general release of claims includes any and all claims arising up to and including the date that Employee signs and returns this Agreement which he has or may have against the Released Parties, whether such claims are known or unknown, suspected or unsuspected, asserted or unasserted, disclosed or undisclosed. By signing this Agreement, Employee expressly waives any right to assert that any such claim, demand, obligation or cause of action has, through ignorance or oversight, been omitted from the scope of this release and Employee further waives any rights under statute or common law principles that otherwise prohibit the release of unknown claims.

4. Non-Interference and Covenant Not to Sue. Employee agrees not to initiate or file, or cause to be initiated or filed, any action, lawsuit, complaint, arbitration proceeding, or other proceeding asserting any of the released claims against Corbus. Employee further agrees not to be a member of any class or collective action in any court or in any arbitration proceeding seeking relief against Corbus based on claims released by this Agreement, and that even if a court or arbitrator rules that Employee may not waive a claim released by this Agreement, Employee will not accept any money damages or other relief. Employee agrees to promptly reimburse Corbus for any legal fees that it incurs as a result of any breach of this paragraph by Employee. Nothing in this Agreement is intended to or shall interfere with Employee’s right to file a charge or participate or cooperate in an investigation or proceeding with the U.S. Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or comparable state or local agencies. Employee retains the right to participate in any such action, and retains the right to communicate with the EEOC, NLRB and comparable state or local agencies and such communication shall not be limited by any provision in this Agreement, including without limitation the confidentiality or non-disparagement provisions herein. In addition, nothing herein shall limit Employee’s protected right to test in any court, under the Older Worker Benefit Protection Act, the validity of the waiver of rights under ADEA only. Employee shall not, however, be entitled to receive any relief, recovery or monies in connection with any released claim brought against Corbus, regardless of who filed or initiated any such complaint, charge or proceeding.

5. Unemployment Benefits. Corbus agrees not to contest any claim by Employee for unemployment compensation benefits. Employee understands and agrees, however, that the decision as to whether he is entitled to receive benefits is entirely within the discretion of the Massachusetts Department of Unemployment Assistance, and not in Corbus’ discretion.

6. No Transfer of Claims. Employee represents and warrants that he has not assigned, transferred, or purported to assign or transfer, to any person, firm, corporation, association or entity whatsoever, any released claim. Employee agrees to indemnify and hold Corbus harmless against, any claims arising out of any such assignment or transfer.

7. Non-Admission. This Agreement does not constitute an admission by Corbus of any violation of any law or statute, or wrongdoing of any kind.

8. No Disparagement. Except as otherwise provided in this Agreement, both parties acknowledge, represent and agree that they will not make any statements that disparage the business or reputation of the other party respectively or any Released Party. Within 5 business days following execution of this Agreement, Corbus will issue a Form 8-K/A in the form previously shown to and approved by Employee to disclose Employee’s resignation and separation from Corbus.

9. Employment Verification. Corbus agrees that if it is contacted by any prospective employer of Employee to verify employment with the Company, Corbus shall inform such employer that it is the company’s policy to provide only a former employee’s dates of employment and position(s) held, and such information will be provided. No other information will be provided.

10. Reference Checks. Corbus agrees that if it is contacted by any prospective employer of Employee for reference, it will respond favorably to any inquires regarding Employee’s performance in role.

11. Obligation to Be Bound By Surviving Terms in Employment Agreement. Employee acknowledges and agrees that he continues to be bound and shall comply with all surviving terms of the Employment Agreement, namely 6, 7, 8, 9, and 11-19.

12. Transition Assistance; Cooperation. The Employee shall be reasonably accessible on an as-needed basis to cooperate in the wind-down and transition of the Employee’s duties and responsibilities.

13. Entire Agreement. This Agreement and the surviving provisions in the Employment Agreement noted above contains the entire agreement and understanding between Employee and Corbus and supersedes all other agreements between Employee and Corbus. This Agreement shall not be amended unless in writing and signed by both Employee and Corbus.

14. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect or impair any other provisions, which remain in full force and effect.

15. Employee’s Acknowledgement. Employee acknowledges that no representation, promise or inducement has been made other than as set forth in this Agreement, and that Employee enters into this Agreement without reliance upon any other representation, promise or inducement not set forth herein. Employee further acknowledges and represents that he assumes the risk for any mistake of fact now known or unknown, and that he understands and acknowledges the significance and consequences of this Agreement and represents that its terms are fully understood and voluntarily accepted.

16. ADEA Release. By signing this Agreement, Employee acknowledges expressly that (a) he is waiving all claims against Corbus, including all claims under the Age Discrimination in Employment Act (“ADEA’’), through the date he signs this Agreement; (b) this waiver is made in exchange for consideration in addition to that which Employee is otherwise entitled; (c) Employee has been advised to consult with an attorney and has had the opportunity to do so prior to executing the terms of this Agreement; and ( d) Employee has had at least forty-five (45) days to consider the terms of this Agreement; and that the time provided to him is a reasonable period in which to consider the terms of this Agreement.

17. Revocation Period and Effective Date. Employee may revoke his acceptance of this Agreement after signing it by delivering a written notice to Corbus of his decision to revoke within seven (7) days after he signs this Agreement. Any written notice of revocation must be sent to Corbus, c/o Lynne Longa, Manager, HR Operations, 500 River Ridge Drive, Norwood, MA 02062, by hand-delivery, overnight mail, or certified mail, return receipt requested. If Employee does not revoke his acceptance of this Agreement, the “Effective Date” is the eighth day following the date that Employee signs and returns this Agreement.

18. Headings. The headings contained in the Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

[Signature Page Follows]

ROBERT DISCORDIA	CORBUS PHARMACEUTICALS, INC.

/s/ Robert Discordia	/s/ Yuval Cohen
November 23, 2020	November 30, 2020